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                                 EXHIBIT 5.01

                           [LETTERHEAD APPEARS HERE]

September 22, 1999

eBay Inc.
2125 Hamilton Avenue
San Jose, California 95125

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by eBay Inc. (the "Company") of a Registration Statement on Form S-8 on or about September 22, 1999 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to ninety nine thousand four hundred seventy eight (99,478) shares of the Company's Common Stock, $.001 par value per share (the "Shares"), issuable upon exercise of options originally granted by Billpoint, Inc. ("Billpoint"), a wholly owned subsidiary of the Company, under the Billpoint 1999 Stock Option Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as originals, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Keith A. Flaum

Keith A. Flaum